Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of AmerisourceBergen Corporation for the registration of 27,823,219 shares of its common stock for the AmerisourceBergen Corporation 2022 Omnibus Incentive Plan, and to the incorporation by reference therein of our reports dated November 23, 2021, with respect to the consolidated financial statements of AmerisourceBergen Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of AmerisourceBergen Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2021 and the financial statement schedule of AmerisourceBergen Corporation and subsidiaries included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 1, 2022